Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, SEC File No. 333-135197, of Spare Backup, Inc. and the related prospectuses of our audit report dated April 12, 2013 with respect to the consolidated balance sheets at December 31, 2012 and 2011 and the consolidated statements of operations, changes in stockholders' deficit and cash flows of Spare Backup, Inc. and its subsidiary for the year ended December 31, 2012 and 2011 appearing in the Form 10-K for the year ended December 31, 2012.

/s/ Li and Company, PC

Certified Public Accountants

Skillman, NJ

April 15, 2013